Exhibit 99.1

F & M Bank Corp.---News and Financials

ANNOUNCES RECORD QUARTERLY EARNINGS AND DIVIDEND

TIMBERVILLE, VA—April 17, 2015—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter and it’s recently declared first quarter dividend.

Selected Financial Highlights:

	2015 Q1	2014 Q1
Net Income (000's)	$1,871	$1,183
Net Income Available to Common Shareholders	1,743	1,183
Earnings per Common Share	0.53	0.46
Net Interest Margin	4.46%	4.16%
Allowance for loan losses	1.70%	1.65%
Provision for loan losses (000's)	$300	$750
Non-Performing Loans (000's)	$7,174	$11,050
Equity to Assets	12.26%	11.67%
Efficiency Ratio	60.36%	60.91%

Dean Withers, President and CEO, commented “Our first quarter earnings for 2015 totaled $1.87 million, which is an increase of over 58% compared to 2014. We continue to achieve record quarterly earnings on the strength of a rising net interest margin.” Withers continued, “The margin improvement has been fueled by strong loan demand across multiple loan categories; including dealer finance, residential mortgage and commercial. Our loans held for investment have increased $40.3 compared to the same period in 2014. Lower secondary market interest rates and an improving real estate market have also resulted in a significant increase in loans held for sale.”

Withers stated, “Non-performing loans at $7.17 million decreased $3.87 million compared to March 31, 2014 and have remained stable over the last two quarters. The improvement in both our non-performing and criticized asset ratios has enabled us to reduce our provision for loan losses, while continuing to grow our allowance for loan losses.” Withers continued, “On April 16, 2014, our Board of Directors declared a first quarter dividend of $0.18 per share. Based on our most recent trade price of $20.20 per share, this dividend constitutes a 3.56% yield on an annualized basis. The dividend will be paid on May 14, 2015, to shareholders of record as of April 30, 2015.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp.
Financial Highlights

	For Three Months Ended March 31
INCOME STATEMENT	Unaudited 2015	Unaudited 2014
Interest and Dividend Income	$7,010,955	$6,290,763
Interest Expense	685,108	950,231
Net Interest Income	6,325,847	5,340,532
Non-Interest Income	901,648	775,960
Provision for Loan Losses	300,000	750,000
Other Non-Interest Expenses	4,382,488	3,738,198
Income Before Income Taxes	2,545,007	1,628294
Provision For Income Taxes	648,787	475,524
Less Minority Interest income	25,669	(29,951)
Net Income	$1,870,551	$1,182,721
Dividend on preferred stock	127,500	-
Net Income available to common shareholders	$1,743,051	$1,182,721
Average Common Shares Outstanding	3,292,872	2,598,639
Net Income Per Common Share	.53	.46
Dividends Declared	.18	.17

BALANCE SHEET	Unaudited March 31, 2015	Unaudited March 31, 2014
Cash and Due From Banks	$6,708,483	$7,188,824
Interest Bearing Bank Deposits	816,070	842,033
Federal Funds Sold	-	27,988,000
Loans Held for Sale	59,225,763	5,577,806
Loans Held for Investment	526,649,487	486,327,054
Less Allowance for Loan Losses	(8,938,465)	(8,009,279)
Net Loans Held for Investment	517,711,022	478,317,775
Securities	24,415,364	19,391,046
Other Assets	36,443,684	33,838,105
Total Assets	$645,320,386	$573,143,589

Deposits	$483,426,995	$471,543,989
Short Term Debt	45,763,311	3,696,874
Long Term Debt	24,750,000	11,500,000
Subordinated Debt	-	10,191,000
Other Liabilities	12,237,956	9,343,704
Total Liabilities	566,178,262	506,275,567
Stockholders’ Equity	79,142,124	66,868,022
Total Liabilities and Stockholders’ Equity	$645,320,386	$573,143,589
Book Value Per Common Share	$21.16	$20.34

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com